Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2014 relating to the financial statements and financial statement schedule, which appears in Carey Watermark Investors Incorporated’s Annual Report on Form 10-K/A for the year ended December 31, 2013, and of our reports dated March 12, 2013 relating to the financial statements of Long Beach Hotel Properties, LLC, and the financial statements of CWI AM Atlanta Perimeter Hotel, LLC, which each appear in Carey Watermark Investors Incorporated’s Annual Report on Form 10-K/A for the year ended December 31, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

February 11, 2015